Company Contact: James R. McKnight, Jr. Chief Executive Officer 615-771-7575	Investor Relations: Kerry D. Massey Chief Financial Officer 615-771-7575
Diversicare Announces 2018 Fourth Quarter Results

BRENTWOOD, TN, (February 28, 2019) – Diversicare Healthcare Services, Inc. (NASDAQ: DVCR), a premier provider of long-term care services, today announced its results for the fourth quarter ended December 31, 2018.
Fourth Quarter 2018 Highlights

•	Net income from continuing operations was $0.4 million in the fourth quarter of 2018, compared to a net loss from continuing operations of $(5.9) million in the fourth quarter of 2017.

•	EBITDAR for the quarter was $20.6 million, compared to $18.3 million in the fourth quarter of 2017.

•
The Company sold three centers in Kentucky during December 2018 for $18.7 million, which resulted in a gain of $4.8 million. The proceeds were used to reduce debt on our mortgage and revolver facilities.

See below for a reconciliation of all GAAP and non-GAAP financial results.
CEO Remarks
Commenting on the quarter and year, Jay McKnight, President and Chief Executive Officer, said, "The fourth quarter saw the continuation of headwinds facing our industry, which resulted in a decline in census for Diversicare, specifically within skilled mix. Year over year our admissions remained relatively flat, but average length of stay decreased by 17.9 days, resulting in a decline in skilled mix from 14.7% in the year ago quarter to 14.1% in the fourth quarter of 2018.  We continue to explore other service options and opportunities within our business, including the analysis of our current portfolio and our overall operating platform. In December 2018, we made a strategic decision to sell three of our centers in Kentucky as part of improving our leverage and overall risk profile.  We will continue to assess the market and our portfolio in the current market going forward."
Mr. McKnight concluded, "As always, I am extremely appreciative of the hard work and values of our Diversicare team members and am grateful for their commitment to those we care for in our centers.  Diversicare has, what we believe, is the best team in long-term care and continues to be a quality care leader in our industry."
Lease Accounting Guidance
Under lease accounting guidance, the Company must recognize the costs of its operating leases on a straight-line basis over the lease term. This method requires us to recognize more expense than cash paid during the early portion of a lease term. During October 2018, the Company entered into a 12- year master lease agreement with Omega Healthcare Investors to lease 34 nursing centers. We also lease 20 nursing centers from Golden Living under a 10-year master lease that commenced November 2016. Under straight-line expense accounting required of these two large operating leases, the Company is required to recognize more expense than the cash paid for rent during the early portion of the leases. As a result, the Company expects to recognize non-cash straight-line expense of $4.7 million in 2019.

The following tables illustrate the components of rent expense recognized during 2017, 2018 and forecasted for 2019 (in thousands):

	2018 Actual
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter	YTD
Cash rent	$14,166	$14,188	$14,211	$14,614	$57,179
Rent expense	13,713	13,725	13,764	15,871	57,073
Straight-line expense impact	$(453)	$(463)	$(447)	$1,257	$(106)

	2017 Actual	2018 Actual	2019 Forecast
	YTD	YTD	YTD
Cash rent	$55,921	$57,179	$58,721
Rent expense	54,988	57,073	63,447
Straight-line expense impact	$(933)	$(106)	$4,726

Other Highlights for the Fourth Quarter 2018
The following table summarizes key revenue and census statistics for continuing operations for each period:

	Three Months Ended December 31,
	2018	2017
Skilled nursing occupancy	78.6%	79.7%
As a percent of total census:
Medicare census	9.9%	10.6%
Managed Care census	4.2%	4.0%
As a percent of total revenues:
Medicare revenues	23.6%	24.7%
Medicaid revenues	53.5%	53.7%
Managed Care revenues	8.5%	7.6%
Average rate per day:
Medicare	$455.73	$457.02
Medicaid	$180.72	$178.29
Managed Care	$398.39	$374.25

Patient Revenues
Patient revenues were $139.7 million and $144.4 million for the three months ended December 31, 2018 and 2017, respectively, a decrease of $4.7 million. The quarter over quarter difference in patient revenues was primarily due to the implementation of ASC 606. Refer to Note 3, "Revenue Recognition and Receivables" to the consolidated financial statements. The following table summarizes the revenue fluctuations attributable to our portfolio (in thousands):

	Three Months Ended December 31,
	2018		2017
	As reported	As adjusted to Legacy GAAP	As reported	Change
Same-store revenue	$134,528	$138,296	$137,467	$829
2017 acquisition revenue	2,231	2,221	2,309	(88)
2018 disposition revenue	2,905	3,074	4,591	(1,517)
Total revenue	$139,664	$143,591	$144,367	$(776)

Under legacy GAAP, revenue decreased by $0.8 million, which is primarily attributable to the disposition of the three Kentucky centers in the fourth quarter of 2018, resulting in decreased revenue of $1.5 million. Refer to Note 2, "Business Developments and Other Significant Transactions" to the consolidated financial statements. The decrease in revenue was partially offset by an increase in same-store revenues described below.
Our total average daily census decreased by approximately 2.3% for the full portfolio compared to the fourth quarter of 2017 on a consolidated basis. On a same-store basis, our Medicaid rate increased in the fourth quarter of 2018 compared to the fourth quarter of 2017, resulting in an increase in revenues of $1.1 million, or 1.5%. In addition, the Hospice average daily census increased in 2018 compared to 2017 resulting in increased revenue of $1.0 million, or 14.7%. The increases were partially offset by decreases in the Medicare and Medicaid average daily census for 2018 compared to 2017, resulting in decreases in revenue of $2.0 million, or 7.0%, and $0.8 million, or 1.1%, respectively.
Expenses
Operating expenses decreased to $113.2 million in the fourth quarter of 2018 from $116.2 million in the fourth quarter of 2017. Operating expenses increased to 81.0% of revenue in the fourth quarter of 2018, compared to 80.5% of revenue in the fourth quarter of 2017. The following table summarizes the expense fluctuations attributable to changes in our portfolio (in thousands):

	Three Months Ended December 31,
	2018		2017
	As reported	As adjusted to Legacy GAAP	As reported	Change
Same-store operating expenses	$108,771	$112,138	$110,888	$1,250
2017 acquisition operating expenses	1,804	1,794	1,777	17
2018 disposition operating expenses	2,594	2,764	3,520	(756)
Total operating expenses	$113,169	$116,696	$116,185	$511
The largest component of operating expenses is wages, which decreased to $68.2 million in the fourth quarter of 2018 from $68.3 million in the fourth quarter of 2017, a decrease of $0.1 million, or 0.2%. Wages as a percentage of revenue increased in the fourth quarter of 2018 to 48.8% as compared to 47.3% in the fourth quarter of 2017, an increase of 1.5%.
On a same-store center basis, operating expenses slightly increased by $1.3 million, which is attributable to an increase in legal fees, health insurance costs and nursing and ancillary costs of $0.9 million, $0.2 million, and $0.1 million, respectively.
Lease expense increased to $15.9 million in 2018 from $13.7 million in 2017, an increase of $2.2 million, or 15.9%. The increase in lease expense was due to rent increases resulting from the New Master Lease Agreement with Omega Healthcare Investors and the impact of non-cash straight-line expense.
Professional liability expense was $2.9 million in 2018 compared to $2.8 million in 2017, an increase of $0.1 million, or 5.6%. We were engaged in 78 professional liability lawsuits as of December 31, 2018, compared to 72 as of December 31, 2017. Our cash expenditures for professional liability costs of continuing operations were $2.1 million and $0.5 million for 2018 and 2017, respectively. Professional liability expense and cash expenditures fluctuate from year to year based respectively on the results of our third-party professional liability actuarial studies, the premium costs of purchased insurance, and the costs incurred in defending and settling existing claims.
General and administrative expenses were approximately $7.8 million in 2018 compared to $8.0 million in 2017, a decrease of $0.2 million, or 2.7%. The overall decrease in general and administrative expenses was attributable to a decrease in salaries and related taxes.
Depreciation and amortization expense was approximately $2.5 million in 2018 and $2.8 million in 2017. The decrease in the fourth quarter of 2018 was primarily due to the disposal of assets related to the sale of the three Kentucky centers.
The Company recorded a gain on sale of assets of $4.8 million in 2018. On December 1, 2018 the Company completed the sale of the assets and transfer of the operations of Diversicare of Fulton, LLC, Diversicare of Clinton, LLC and Diversicare of Glasgow, LLC (the "Kentucky Properties"), which resulted in the gain.
The Company recognized debt retirement costs of $0.3 million in 2018 related to amendments to its financing agreements as a result of a reduction of the debt balances for the Mortgage Loan and Revolver. These reductions were made in connection with the sale of the Kentucky properties. See Note 5, "Long-Term Debt, Interest Rate Swap and Capitalized Lease Obligations" to the consolidated financial statements for further discussion on the amended debt agreements.
Interest expense remained consistent at $1.7 million for both the fourth quarter of 2018 and the fourth quarter of 2017.

As a result of the above, continuing operations reported income before taxes of $0.3 million in 2018, as compared to income of $0.1 million in 2017. The benefit for income taxes was $0.1 million in 2018 compared to a provision for income taxes of $6.1 million in 2017. The basic and diluted income per common share from continuing operations were $0.07 and $0.07 in 2018, respectively, compared to a basic and diluted loss per common share from continuing operations of $0.94 and $0.94 in 2017, respectively.
Receivables
Our net receivables balance increased $1.4 million to $66.3 million as of December 31, 2018, from $64.9 million as of December 31, 2017.

Conference Call Information
A conference call has been scheduled for Thursday, February 28, 2019 at 4:00 P.M. Central time (5:00 P.M. Eastern time) to discuss fourth quarter 2018 results. The conference call information is as follows:

Date:	Thursday, February 28, 2019
Time:	4:00 P.M. Central, 5:00 P.M. Eastern
Webcast Links:	www.DVCR.com
Dial in numbers:	877.340.2552 (domestic) or 253.237.1159 (International) Conference ID: 5590198 The Operator will connect you to Diversicare’s Conference Call

A replay of the conference call will be accessible two hours after its completion through March 7, 2019, by dialing 855-859-2056 (domestic) or 404-537-3406 (international) and entering Conference ID 5590198.
FORWARD-LOOKING STATEMENTS
The “forward-looking statements” contained in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are predictive in nature and are frequently identified by the use of terms such as “may,” “will,” “should,” “expect,” “believe,” “estimate,” “intend,” and similar words indicating possible future expectations, events or actions. These forward-looking statements reflect our current views with respect to future events and present our estimates and assumptions only as of the date of this release. Actual results could differ materially from those contemplated by the forward-looking statements made in this release. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors, many of which are beyond our ability to control or predict, could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements including, but not limited to, our ability to successfully integrate the operations of our new nursing center in Alabama, as well as successfully operate all of our centers, our ability to increase census and occupancy rates at our centers, changes in governmental reimbursement, government regulation, the impact of the recently adopted federal health care reform or any future health care reform, any increases in the cost of borrowing under our credit agreements, our ability to comply with covenants contained in those credit agreements, our ability to comply with the terms of our master lease agreements, our ability to renew or extend our leases at or prior to the end of the existing lease terms, the outcome of professional liability lawsuits and claims, our ability to control ultimate professional liability costs, the accuracy of our estimate of our anticipated professional liability expense, the impact of future licensing surveys, the outcome of proceedings alleging violations of state or Federal False Claims Acts, laws and regulations governing quality of care or other laws and regulations applicable to our business including HIPAA and laws governing reimbursement from government payors, the costs of investing in our business initiatives and development, our ability to control costs, our ability to attract and retain qualified healthcare professionals, changes to our valuation of deferred tax assets, changing economic and competitive conditions, changes in anticipated revenue and cost growth, our ability to regain compliance with the Nasdaq continued listing requirements, changes in the anticipated results of operations, the effect of changes in accounting policies as well as others. The Company has provided additional information in its Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as well as in its other filings with the Securities and Exchange Commission, which readers are encouraged to review for further disclosure of other factors. These assumptions may not materialize to the extent assumed, and risks and uncertainties may cause actual results to be different from anticipated results. These risks and uncertainties also may result in changes to the Company’s business plans and prospects. Diversicare Healthcare Services, Inc. is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

Diversicare provides long-term care services to patients in 72 skilled nursing and centers containing 8,214 skilled licensed nursing beds. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.
-Financial Tables to Follow-

DIVERSICARE HEALTHCARE SERVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31, 2018	December 31, 2017
ASSETS:
Current Assets
Cash and cash equivalents	$2,685	$3,524
Receivables, net	66,257	64,929
Self-insurance receivables	4,475	—
Current assets of discontinued operations	86	45
Other current assets	7,034	4,160
Total current assets	80,537	72,658

Property and equipment, net	53,099	69,204
Deferred income taxes	15,851	15,154
Acquired leasehold interest, net	6,307	6,691
Other assets, net	3,450	3,862
TOTAL ASSETS	$159,244	$167,569

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Current portion of long-term debt and capitalized lease obligations	$12,449	$13,065
Trade accounts payable	15,659	14,080
Current liabilities of discontinued operations	86	461
Accrued expenses:
Payroll and employee benefits	19,471	20,013
Current portion of self-insurance reserves	13,158	8,792
Provider taxes	2,394	3,090
Other current liabilities	7,128	4,766
Total current liabilities	70,345	64,267
Noncurrent Liabilities
Long-term debt and capitalized lease obligations, less current portion	60,984	74,603
Self-insurance reserves, less current portion	16,057	13,458
Accrued litigation contingency	6,400	—
Other noncurrent liabilities	6,656	8,779
Total noncurrent liabilities	90,097	96,840

SHAREHOLDERS’ EQUITY	(1,198)	6,462

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$159,244	$167,569

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended December 31,
	2018	2017
PATIENT REVENUES, net	$139,664	$144,367
Operating expense	113,169	116,185
Facility-level operating income	26,495	28,182

EXPENSES:
Lease and rent expense	15,871	13,691
Professional liability	2,906	2,753
General and administrative	7,820	8,034
Depreciation and amortization	2,509	2,807
Gain on sale of assets	(4,825)	—
Total expenses less operating	24,281	27,285
OPERATING INCOME (LOSS)	2,214	897
OTHER INCOME (EXPENSE):
Other income	53	—
Gain on sale of bargain purchase	—	925
Debt retirement costs	(267)	—
Interest expense, net	(1,657)	(1,677)
	(1,871)	(752)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	343	145
BENEFIT (PROVISION) FOR INCOME TAXES	80	(6,092)
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	423	(5,947)
NET INCOME (LOSS) FROM DISCONTINUED OPERATIONS:
Operating income (loss), net of taxes	(8)	14
DISCONTINUED OPERATIONS	(8)	14
NET INCOME (LOSS)	$415	$(5,933)

NET INCOME (LOSS) PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$0.07	$(0.94)
Discontinued operations	—	—
	$0.07	$(0.94)
Per common share – diluted
Continuing operations	$0.07	$(0.94)
Discontinued operations	$—	$—
	$0.07	$(0.94)
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$—	$0.055
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,402	6,295
Diluted	6,474	6,295

DIVERSICARE HEALTHCARE SERVICES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2018	2017
PATIENT REVENUES, net	$563,462	$574,794
Operating expense	450,686	458,122
Facility-level operating income	112,776	116,672

EXPENSES:
Lease and rent expense	57,073	54,988
Professional liability	11,796	10,764
Litigation contingency	6,400	—
General and administrative	32,791	33,311
Depreciation and amortization	11,201	10,902
Gain on sale of assets	(4,825)	—
Lease termination costs (receipts)	—	(180)
Total expenses less operating	114,436	109,785
OPERATING INCOME (LOSS)	(1,660)	6,887
OTHER INCOME (EXPENSE):
Other income	168	—
Gain on bargain purchase	—	925
Gain on sale of unconsolidated affiliate	308	733
Hurricane costs	—	(232)
Interest expense, net	(6,653)	(6,369)
Debt retirement costs	(267)	—
	(6,444)	(4,943)
INCOME (LOSS) FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	(8,104)	1,944
BENEFIT (PROVISION) FOR INCOME TAXES	750	(6,743)
NET LOSS FROM CONTINUING OPERATIONS	(7,354)	(4,799)
NET LOSS FROM DISCONTINUED OPERATIONS:
Operating loss, net of taxes	(42)	(28)
DISCONTINUED OPERATIONS	(42)	(28)
NET LOSS	$(7,396)	$(4,827)

NET LOSS PER COMMON SHARE FOR DIVERSICARE HEALTHCARE SERVICES, INC. SHAREHOLDERS:
Per common share – basic
Continuing operations	$(1.15)	$(0.76)
Discontinued operations	(0.01)	(0.01)
	$(1.16)	$(0.77)
Per common share – diluted
Continuing operations	$(1.15)	$(0.76)
Discontinued operations	(0.01)	(0.01)
	$(1.16)	$(0.77)
DIVIDENDS DECLARED PER SHARE OF COMMON STOCK	$0.17	$0.22
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	6,372	6,279
Diluted	6,372	6,279

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) TO EBITDA, EBITDAR AND ADJUSTED EBITDAR
(In thousands)

	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net income (loss)	$415	$(7,397)	$(311)	$(103)	$(5,933)
Loss (income) from discontinued operations, net of tax	8	8	4	22	(14)
Income tax provision (benefit)	(80)	(207)	(425)	(38)	6,092
Interest expense	1,657	1,666	1,661	1,669	1,677
Depreciation and amortization	2,509	2,964	2,847	2,881	2,807
Debt retirement costs (a)	267	—	—	—	—
EBITDA	4,776	(2,966)	3,776	4,431	4,629
Add: Lease expense	15,871	13,764	13,725	13,713	13,691
EBITDAR	$20,647	$10,798	$17,501	$18,144	$18,320

EBITDAR adjustments:
Gain on sale of assets (b)	(4,825)	—	—	—	—
Litigation contingency expense (c)	—	6,400	—	—	—
Severance expense (d)	157	—	1,172	—	—
Gain on bargain purchase (e)	—	—	—	—	(925)
Gain on sale of unconsolidated affiliate (f)	—	—	(308)	—	—
Acquisition & disposition related costs (g)	—	—	—	46	2
Adjusted EBITDAR	$15,979	$17,198	$18,365	$18,190	$17,397

(a)	Represents non-recurring debt retirement costs related to the amendment of our debt agreements in December 2018.
(b)	Represents non-recurring gain on sale of assets related to the sale of three Kentucky centers in December 2018.
(c)	Represents non-recurring expected costs associated with the DOJ investigation.
(d)	Represents non-recurring costs associated with severance expenses.
(e)	Represents non-recurring gain on bargain purchase related to the Selma acquisition in July 2017.
(f)
Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016. The additional proceeds related to the continuing liquidation of remaining net assets affiliated with the partnership.

(g)	Represents non-recurring costs associated with acquisition and disposition-related transactions.

DIVERSICARE HEALTHCARE SERVICES, INC.
RECONCILIATION OF NET INCOME (LOSS) FOR DIVERSICARE HEALTHCARE
SERVICES, INC. COMMON SHAREHOLDERS TO ADJUSTED NET INCOME (LOSS)
FOR DIVERSICARE HEALTHCARE SERVICES, INC. COMMON SHAREHOLDERS
(In thousands, except per share data)

	For Three Months Ended
	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017

Net income (loss) for Diversicare Healthcare Services, Inc. Common shareholders	$415	$(7,397)	$(311)	$(103)	$(5,933)
Adjustments:
Gain on sale of assets (a)	(4,825)	—	—	—	—
Debt retirement costs (b)	267	—	—	—	—
Litigation contingency expense (c)	—	6,400	—	—	—
Severance Expense (d)	157	—	1,172	—	—
Gain on bargain purchase (e)	—	—	—	—	(925)
Gain on sale of unconsolidated affiliate (f)	—	—	(308)	—	—
Acquisition and disposition related costs (g)	—	—	—	46	2
Tax impact of above adjustments (h)	(486)	—	(474)	(15)	600
Discontinued operations, net of tax	8	8	4	22	(14)
Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders	$(4,464)	$(989)	$83	$(50)	$(6,270)

Adjusted net income (loss) for Diversicare Healthcare Services, Inc. common shareholders
Basic	$(0.70)	$(0.15)	$0.01	$(0.01)	$(1.00)
Diluted	$(0.70)	$(0.15)	$0.01	$(0.01)	$(1.00)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,402	6,400	6,370	6,314	6,295
Diluted	6,402	6,400	6,470	6,314	6,295

(a)	Represents non-recurring gain on sale of assets related to the sale of three Kentucky centers in December 2018.
(b)	Represents non-recurring debt retirement costs related to the amendment of our debt agreements in December 2018.
(c)	Represents non-recurring expected costs associated with the DOJ investigation.
(d)	Represents non-recurring costs associated with severance expenses.
(e)	Represents non-recurring gain on bargain purchase related to the Selma acquisition in July 2017.
(f)
Represents non-recurring gain on the sale of an unconsolidated affiliate in November 2016. The additional proceeds related to the continuing liquidation of remaining net assets affiliated with the partnership.

(g)	Represents non-recurring costs associated with acquisition and disposition-related transactions.
(h)	Represents tax provision for the cumulative adjustments for each period.

DIVERSICARE HEALTHCARE SERVICES, INC.
FUNDS PROVIDED BY OPERATIONS
(In thousands, except per share data)

	Twelve Months Ended December 31,
	2018	2017
NET LOSS	$(7,396)	$(4,827)
Discontinued operations	(42)	(28)
Net loss from continuing operations	(7,354)	(4,799)
Adjustments to reconcile net income (loss) from continuing operations to funds provided by operations:
Depreciation and amortization	11,201	10,902
Provision for doubtful accounts	—	8,958
Deferred income tax provision (benefit)	(615)	5,997
Provision for self-insured professional liability, net of cash payments	2,325	1,342
Stock based compensation	1,127	1,027
Debt retirement costs	267	—
Provision for leases, net of cash payments	(106)	(936)
Litigation contingency expense	6,400	—
Gain on sale assets and unconsolidated affiliate	(5,133)	(733)
Gain on bargain purchase	—	(925)
Deferred bonus	—	761
Other	415	523
FUNDS PROVIDED BY OPERATIONS	$8,527	$22,117

FUNDS PROVIDED BY OPERATIONS PER COMMON SHARE:
Basic	$1.34	$3.52
Diluted	$1.31	$3.41
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING :
Basic	6,372	6,279
Diluted	6,487	6,480
We have included certain financial measures in this press release, including EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted Net income (loss) and Funds Provided by Operations, which are “non-GAAP financial measures” using accounting principles generally accepted in the United States (GAAP) and using adjustments to GAAP (non-GAAP). These non-GAAP measures are not measurements under GAAP. These measurements should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP. We define EBITDA as net income (loss) adjusted for loss (income) from discontinued operations, interest expense, debt retirement costs, income tax and depreciation and amortization. We define Adjusted EBITDA as EBITDA adjusted for acquisition and disposition related costs, gain on sale of assets, litigation contingency expense, severance expense, gain on bargain purchase, and gain on sale of unconsolidated affiliate. We define Adjusted EBITDAR as Adjusted EBITDA adjusted for rent expense. We define Adjusted Net income (loss) as Net income (loss) adjusted for acquisition and disposition related costs, debt retirement costs, gain on sale of assets, litigation contingency expense, severance expense, gain on bargain purchase, gain on sale of unconsolidated affiliate and income (loss) from discontinued operations. Funds Provided by Operations is defined as net income from operating activities adjusted for the cash effect of professional liability and other non-cash charges. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred tax benefit and other non-cash charges.
Our measurements of EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted Net income (loss) and Funds Provided by Operations may not be comparable to similarly titled measures of other companies. We have included information concerning EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted Net income (loss) and Funds Provided by Operations in this press release because we believe that such information is used by certain investors as measures of a company’s historical performance. Management believes that Adjusted EBITDA, Adjusted EBITDAR and Adjusted Net income (loss) are important performance measurements because they eliminate certain nonrecurring start-up losses and separation costs. Management believes that Funds Provided by Operations is an important performance measurement because it eliminates the effect of actuarial assumptions on our professional liability reserves, includes the cash effect of professional liability payments, and does not include the effects of deferred taxes and other non-cash items. Our presentation of EBITDA, Adjusted EBITDA, Adjusted EBITDAR, Adjusted Net income (loss) and Funds Provided by Operations should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

DIVERSICARE HEALTHCARE SERVICES, INC. SELECTED OPERATING STATISTICS (Unaudited)
Three Months Ended December 31, 2018
	As of December 31, 2018			Occupancy (Note 2)
Region (Note 1)	Licensed Nursing Beds (4)	Available Nursing Beds (4)	Skilled Nursing Weighted Average Daily Census	Licensed Nursing Beds	Available Nursing Beds	Medicare Utilization	2018 Q4 Revenue ($ in millions)	Medicare Room and Board Revenue PPD (Note 3)	Medicaid Room and Board Revenue PPD (Note 3)
Alabama	2,464	2,397	2,089	84.7%	87.2%	9.5%	$44.3	$433.10	$187.66
Kansas	464	464	395	85.2%	85.1%	10.3%	8.2	443.58	180.97
Kentucky	1,043	1,039	1,036	86.1%	99.7%	11.7%	25.3	395.22	181.22
Mississippi	1,039	1,004	870	83.8%	86.7%	13.2%	18.7	434.45	189.64
Missouri	339	339	221	65.3%	65.2%	7.7%	4.0	498.69	145.05
Ohio	403	393	320	79.5%	81.4%	11.4%	8.1	772.39	234.75
Tennessee	617	551	433	70.2%	78.6%	12.1%	9.5	431.78	189.98
Texas	1,845	1,662	1,220	66.1%	73.4%	5.7%	21.6	509.27	152.66
Total	8,214	7,849	6,584	78.6%	83.9%	9.9%	$139.7	$455.73	$180.72

Note 1:	The Alabama region includes nursing centers in Alabama and Florida. The Kentucky region includes one nursing center in Indiana.
Note 2:
The number of Licensed Nursing Beds is based on the licensed capacity of the facility. The Company has historically reported its occupancy based on licensed nursing beds, and excludes a limited number of assisted living, independent living, and personal care beds. The number of Available Nursing Beds represents licensed nursing beds less beds removed from service. Available nursing beds is subject to change based upon the needs of the facilities, including configuration of patient rooms, common usage areas and offices, status of beds (private, semi-private, ward, etc.) and renovations. Occupancy is measured on a weighted average basis.

Note 3:	These Medicare and Medicaid revenue rates include room and board revenues, but do not include any ancillary revenues related to these patients.
Note 4:	The Licensed and Available Nursing Bed counts above include only licensed and available SNF beds.

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